                                                                    (PIMCO LOGO)

                                                                  CODE OF ETHICS
                                                                        MAY 2009

CODE OF ETHICS                                                      (PIMCO LOGO)

                             PIMCO'S CODE OF ETHICS:
                 SUMMARY OF CONDUCT AND PERSONAL TRADING RULES*

PIMCO's Code of Ethics contains the rules that govern your conduct and personal trading. These rules are summarized below. Please see the Code for more details.

YOU HAVE THE FOLLOWING FUNDAMENTAL RESPONSIBILITIES:

     -    You have a duty to place the interests of Clients first

     -    You must avoid any actual or potential conflict of interest

     -    You must not take inappropriate advantage of your position at PIMCO

     -    You must comply with all applicable Securities Laws

YOU MUST PRECLEAR AND RECEIVE APPROVAL FOR YOUR PERSONAL INVESTMENTS BY THE FOLLOWING TWO-STEP PROCESS:

          STEP 1: To preclear a trade, you must input the details of the proposed trade into the CCH iTrade System (listed below) and follow the instructions.

          http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

          STEP 2: You will receive notification as to whether your proposed trade is approved or denied. If your proposed trade is approved, the approval is valid for 48 hours, unless the information in your preclearance request materially changes. If you do not execute your transaction within the 48 hour period, you must repeat the preclearance process prior to undertaking the transaction.

Certain types of transactions, such as purchases or sales of government securities and open-end mutual funds do not require preclearance and approval. See Sections II.B.2 and II.B.3 of the Code for specific guidance.

BLACK-OUT PERIODS FOR PORTFOLIO PERSONS:

     - Purchases within seven days before a Client purchase of the same security

     -    Sales within seven days before a Client sale of the same security

     - Purchases and sales within three days following a Client trade in the same security

PROVISIONS THAT MAY RESTRICT YOUR PERSONAL INVESTMENTS:

     -    When there are pending client orders in the same security

     - Initial public offerings (with certain exceptions for fixed income and other securities)

     -    Private Placements and hedge funds

     -    Investments in Allianz SE

     -    Black-out periods in closed-end funds advised or subadvised by PIMCO

     -    Securities on PIMCO's Trade Restricted Securities List

     -    Section 16 holding periods

THE CODE HAS OTHER REQUIREMENTS IN ADDITION TO THOSE SUMMARIZED ABOVE. PLEASE REVIEW THE CODE. REMEMBER THAT YOU CAN BE SANCTIONED FOR FAILING TO COMPLY WITH THE CODE. IF YOU HAVE ANY QUESTIONS, PLEASE ASK THE COMPLIANCE OFFICER.

----------
*    Capitalized terms are defined in the Code.

CODE OF ETHICS                                                      (PIMCO LOGO)

                                    PIMCO LLC

                                 CODE OF ETHICS
                             EFFECTIVE: MAY 1, 2009

                                  INTRODUCTION

This Code of Ethics (this "Code") sets out standards of conduct to help PIMCO's directors, officers and employees (each, an "Employee" and collectively, the "Employees") avoid potential conflicts that may arise from their actions and their personal investments. You must read and understand this Code.(1) Your local Compliance Officer is the person responsible for administering this Code and can assist you with any questions.

I.   YOUR FUNDAMENTAL RESPONSIBILITIES

PIMCO insists on a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards PIMCO follows in conducting its business. The following general fiduciary principles must govern your activities:

     -    You have a duty to place the interests of Clients first

     -    You must avoid any actual or potential conflict of interest

     -    You must not take inappropriate advantage of your position at PIMCO

     -    You must comply with all applicable Securities Laws

IF YOU VIOLATE THIS CODE OR ITS ASSOCIATED POLICIES AND PROCEDURES PIMCO MAY IMPOSE DISCIPLINARY ACTION AGAINST YOU, INCLUDING FINES, DISGORGEMENT OF PROFITS, AND POSSIBLY SUSPENSION AND/OR DISMISSAL.

II.  PERSONAL INVESTMENTS

     A.   IN GENERAL

In general, when making personal investments you must exercise extreme care to ensure that you do not violate this Code and your fiduciary duties. You may not take inappropriate advantage of your position at PIMCO in connection with your personal investments. This Code covers the personal investments of all Employees and their Immediate Family Members (e.g., persons sharing the same household as the Employee).(2) Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with this Code.

     B.   PRECLEARANCE AND APPROVAL OF PERSONAL INVESTMENTS

You must PRECLEAR AND RECEIVE PRIOR APPROVAL for all your personal investments unless your personal investment is subject to an exception under this Code. The details of the preclearance and approval process are described below. The Preclearance and Approval Process described below applies to all Employees and their immediate family members.

----------
(1) Capitalized terms in this Code are defined in the Glossary contained in Appendix I.

(2)  See Appendix I for the definition of "Immediate Family Member."

CODE OF ETHICS                                                      (PIMCO LOGO)

          1.   PRECLEARANCE AND APPROVAL PROCESS

               Preclearance and approval of personal investments helps PIMCO prevent certain investments that may conflict with Client trading activities. Except as provided in Sections II.B.2 and II.B.3 below, prior to executing a personal investment, you must preclear and receive approval for all personal investment transactions by following the two-step preclearance and approval process:

               THE PRECLEARANCE AND APPROVAL PROCESS IS A TWO-STEP PROCESS:

          STEP 1: To preclear a trade, you must input the details of the proposed trade into the CCH iTrade System (listed below) and follow the instructions. See Sections II.B.2 and II.B.3 for certain transactions that do not require preclearance and approval.

          http://us-pimco/sites/pimco/Departments/Department_code.aspx

          STEP 2: You will receive notification as to whether your proposed trade is approved or denied. If your proposed trade is approved, the approval is valid for 48 hours, unless the information in your preclearance request materially changes, in which case, you must complete the preclearance process prior to undertaking the transaction. If you do not execute your transaction within the 48 hour period, you must repeat the preclearance process prior to undertaking the transaction. The Compliance Officer will maintain a log of all preclearance requests and approvals or denials.

          2. TRANSACTIONS EXCLUDED FROM THE PRECLEARANCE AND APPROVAL REQUIREMENT (BUT STILL SUBJECT TO THE REPORTING REQUIREMENTS).

               You are not required to preclear and receive approval for the following personal investment transactions, although you are still responsible for complying with the reporting requirements of Section IV of this Code (each, an "Exempt Reportable Transaction") for these transactions:

               A. Purchases or sales of commodity futures and options thereon; currencies as investments, currency futures, currency forwards and options thereon; futures on broad-based indices, options on futures and options on broad-based indices; swaps with respect to currencies, interest rates or broad-based indices; and commodities as investments;

               B. The acquisition or disposition of a security as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities;

               C.   Purchases or sales of exchange-traded funds ("ETFs");

               D. Transactions in open-end mutual funds managed or sub-advised by PIMCO (i.e. funds managed or sub-advised by PIMCO must be reported but do not need to be precleared). The holdings in your PIMCO 401(k) plan and deferred compensation plan are reported automatically to the PIMCO Legal and Compliance Department; and

CODE OF ETHICS                                                      (PIMCO LOGO)

               E. Transactions in any account (a) over which neither you nor an Immediate Family Member exercises investment discretion,
                    (b) have no notice of transactions prior to execution, or
                    (c) otherwise have no direct or indirect influence or control. You must still report the account, including the name of any broker, dealer or bank with which you have an account; however, transactions in the account need not be reported. You must contact the Compliance Officer if you have this type of account

          3. TRANSACTIONS EXCLUDED FROM THE PRECLEARANCE AND APPROVAL REQUIREMENT AND REPORTING REQUIREMENTS.

               All personal investment transactions by Employees must be reported under the Code with a few limited exceptions set forth below. The following investments are exempt from the reporting requirement pursuant to Section IV of the Code (each, an "Exempt Transaction"):

               A. Purchases or sales of direct obligations of the U.S. Government or any other national government and futures and options with respect to such obligations;

               B. Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

               C. Purchases which are made by reinvesting cash dividends including reinvestments pursuant to an Automatic Investment Plan;

               D. Purchases or sales of open-end mutual funds not managed or sub-advised by PIMCO (i.e. open-end mutual funds are not required to be reported unless the fund is managed or sub-advised by PIMCO. Transactions in open-end funds do not need to be precleared); or

               E. Purchases or sales of unit investment trusts that are invested exclusively in one or more open-end mutual funds that are not advised or sub-advised by PIMCO.

     C.   ADDITIONAL REQUIREMENTS APPLICABLE TO PORTFOLIO PERSONS

          If you are a "Portfolio Person"(3) with respect to a Client transaction, you are subject to the following blackout periods: (4)

          1. PURCHASES WITHIN SEVEN DAYS BEFORE A CLIENT PURCHASE. A Portfolio Person may not purchase a security within seven calendar days before a Client account purchases the same security if the Portfolio Person intends, or knows of another Portfolio Person's intention, to purchase the same security for the Client.

----------
(3) See Appendix I for the definition of "Portfolio Person." Generally, a Portfolio Person with respect to a Client trade includes the generalist portfolio manager for the Client account, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, and any research analyst that played a role in researching or recommending a particular security.

(4) Transactions that do not require preclearance under Sections II.B.2 and II.B 3 of the Code are not subject to these blackout periods.

CODE OF ETHICS                                                      (PIMCO LOGO)

          2. SALES WITHIN SEVEN DAYS BEFORE A CLIENT SALE. A Portfolio Person may not sell a security within seven calendar days before a Client sells the same security if the Portfolio Person intends, or knows of another Portfolio Person's intention, to sell the same security for the Client.

          3. PURCHASES AND SALES WITHIN THREE DAYS FOLLOWING A CLIENT TRADE. A Portfolio Person may not purchase or sell a security within three days (a) after purchasing or selling the same security for a Client or (b) after the Client's trade if he knows that another Portfolio Person has purchased or sold such security for the Client.

          PRIOR TO TRANSACTING, PORTFOLIO PERSONS MUST REPRESENT IN THEIR PRECLEARANCE REQUEST THAT THEY ARE NOT AWARE OF ANY PENDING TRADES OR PROPOSED TRADES IN THE NEXT SEVEN DAYS IN THE SAME SECURITY FOR ANY CLIENTS. PLEASE CONSIDER THE TIMING OF YOUR PERSONAL TRADES CAREFULLY.

     D. PROVISIONS THAT MAY RESTRICT YOUR TRADING. If your personal investment falls within one of the following categories, it will generally be denied by the Compliance Officer. It is your responsibility to initially determine if any of the following categories apply to your situation or transaction:

          1. PENDING ORDERS. If the aggregate market value of your transaction in the security or a derivative requiring preclearance over a 30 day period across all your Personal Brokerage Accounts exceeds $25,000 and (i) the security is being considered for purchase or sale by a Client or (ii) there is a pending Client order then you CANNOT trade the security and approval will be denied following submission of your preclearance request.

          2. INITIAL PUBLIC OFFERINGS, PRIVATE PLACEMENTS AND INVESTMENTS IN HEDGE FUNDS. As a general matter, you should expect that most preclearance requests involving initial public offerings (except for fixed-income, preferred, business development companies, registered investment companies, commodity pools and convertible securities offerings) will be denied. If your proposed transaction is an initial public offering, a private placement or an investment in a hedge fund, the Compliance Officer will determine whether the investment opportunity should be reserved for Clients and whether the investment opportunity has been offered to you by virtue of your position with PIMCO, and generally will be denied.

          3. ALLIANZ SE INVESTMENTS. You may not trade in shares of Allianz SE during any designated blackout period. In general, the trading windows end six weeks prior to the release of Allianz SE annual financial statements and two weeks prior to the release of Allianz SE quarterly results. This restriction applies to the exercise of cash-settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz SE. The Compliance Officer will check with Allianz SE to determine whether a blackout period is in effect.

          4. BLACKOUT PERIOD IN ANY CLOSED END FUND ADVISED OR SUB-ADVISED BY PIMCO. You may not trade any closed end fund advised or sub-advised by PIMCO during a designated blackout period. A list of such blackout periods is available at:

               http://us-pimcopal/sites/pimco/Servicing/Compliance/
               AllianzAGBlackoutPeriods.aspx

CODE OF ETHICS                                                      (PIMCO LOGO)

               The Compliance Officer will check to determine whether a blackout period is in effect.

          5. TRADE RESTRICTED SECURITIES LIST. The Legal and Compliance Department maintains and periodically updates the Trade Restricted Securities List that contains certain securities that may not be traded by Employees. You are generally prohibited from purchasing or selling any security on the Trade Restricted Securities List.

          6.   SECTION 16 HOLDING PERIODS. If you are a reporting person under
               Section 16 of the Securities Exchange Act of 1934, with respect to any closed end fund advised or subadvised by PIMCO, you are subject to a SIX MONTH holding period and you must make certain filings with the SEC. It is your responsibility to determine if you are subject to Section 16 requirements and to arrange for appropriate filings. Please consult the Compliance Officer for more information.

     E. YOUR ACTIONS ARE SUBJECT TO REVIEW BY A COMPLIANCE OFFICER. The Compliance Officer may undertake such investigation as he or she considers necessary to determine if your proposed trade complies with this Code, including post-trade monitoring. The Compliance Officer may impose measures intended to avoid potential conflicts of interest or to address any trading that requires additional scrutiny.

     F.   CONSEQUENCES FOR VIOLATIONS OF THIS CODE

          1. If determined appropriate by the General Counsel and/or Compliance Officer you may be subject to remedial actions (a) if you violate this Code, or (b) to protect the integrity and reputation of PIMCO even in the absence of a proven violation. Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or to absorb any loss from the transaction.

          2. PIMCO's General Counsel and/or Compliance Officer shall have the authority to determine whether you have violated this Code and, if so, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the General Counsel and/or Compliance Officer may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

III. YOUR ONGOING OBLIGATIONS UNDER THIS CODE

This Code imposes certain ongoing obligations on you. If you have any questions regarding these obligations please contact the Compliance Officer.

     A. INSIDER TRADING. The fiduciary principles of this Code and Securities Laws prohibit you from trading based on material, non-public information received from any source or communicating this information to others. If you believe you may have access to material, non-public information or are unsure about whether information is material or non-public, please consult a Compliance Officer and the PIMCO Insider Trading Policy and Procedures (see link below). Any violation of PIMCO's Insider Trading Policy may result in penalties that could include termination of employment with PIMCO.

          http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

CODE OF ETHICS                                                      (PIMCO LOGO)

     B. COMPLIANCE WITH SECURITIES LAWS. You must comply with all applicable Securities Laws.

     C. DUTY TO REPORT VIOLATIONS OF THIS CODE. You are required to promptly report any violation of this Code of which you become aware, whether your own or another Employee's. Reports of violations other than your own may be made anonymously and confidentially to the Compliance Officer.

IV.  YOUR REPORTING REQUIREMENTS

     A. ON-LINE CERTIFICATION OF RECEIPT AND ANNUAL COMPLIANCE CERTIFICATION. You will be required to certify your receipt of this Code. On a quarterly basis you must certify that any personal investments effected during the quarter were done in compliance with this Code. You will also be required to certify your ongoing compliance with this Code on an annual basis.

     B. REPORTS OF SECURITIES HOLDINGS. You and your Immediate Family Members must report all your Personal Brokerage Accounts and all transactions in your Personal Brokerage Accounts unless the transaction is an Exempt Transaction. You must agree to allow your broker-dealer to provide the Compliance Officer with electronic reports of your Personal Brokerage Accounts and transactions and to allow the Compliance Department to access all Personal Brokerage Account information.

          1. APPROVED BROKERS. You and your Immediate Family Members must maintain your Personal Brokerage Accounts with an Approved Broker. The list of Approved Brokers is found at:

               http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

               If you maintain a Personal Brokerage Account at a broker-dealer other than at an Approved Broker, you will need to close those accounts or transfer them to an Approved Broker within a specified period of time as determined by the Compliance Officer. Upon opening a Personal Brokerage Account at an Approved Broker, Employees are required to disclose the Personal Brokerage Account to the Compliance Officer. By maintaining your Personal Brokerage Account with one or more of the Approved Brokers, you and your Immediate Family Member's quarterly and annual trade summaries will be sent directly to the Compliance Department for review.

          2. INITIAL HOLDINGS REPORT. Within ten days of becoming an Employee, you must submit to the Compliance Officer an Initial Report of Personal Brokerage Accounts and all holdings in securities except Exempt Transactions. Please contact the Compliance Officer if you have not already completed this Initial Report of Personal Brokerage Accounts.

          3. QUARTERLY AND ANNUAL HOLDINGS REPORT. If you maintain Personal Brokerage Accounts with broker-dealers who are not on the list of Approved Brokers, please contact the Compliance Officer to arrange for providing quarterly and annual reports.

          4. CHANGES IN YOUR IMMEDIATE FAMILY MEMBERS. You must promptly notify a Compliance Officer of any change to your Immediate Family Members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect the Personal Brokerage Accounts for which you have reporting or other responsibilities.

CODE OF ETHICS                                                      (PIMCO LOGO)

V.   COMPLIANCE DEPARTMENT RESPONSIBILITIES

     A.   AUTHORITY TO GRANT WAIVERS OF THE REQUIREMENTS OF THIS CODE

          The Compliance Officer, in consultation with PIMCO's General Counsel, has the authority to exempt any Employee or any personal investment transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any Client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

     B.   ANNUAL REPORT TO BOARDS OF FUNDS THAT PIMCO ADVISES OR SUB-ADVISES

          PIMCO will furnish a written report annually to the directors or trustees of each fund that PIMCO advises or sub-advises. Each report will describe any issues arising under this Code, or under procedures implemented by PIMCO to prevent violations of this Code, since PIMCO's last report, including, but not limited to, information about material violations of this Code, procedures and sanctions imposed in response to such material violations, and certify that PIMCO has adopted procedures reasonably necessary to prevent its Employees from violating this Code.

     C.   MAINTENANCE OF RECORDS

          The Compliance Officer will keep all records at PIMCO's primary office for at least two years and will otherwise keep in an easily accessible place for at least five years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all Personal Brokerage Account statements and reports of Employees, a list of all Employees and persons responsible for reviewing Employees reports, copies of all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration of this Code.

VI.  ACTIVITIES OUTSIDE OF PIMCO

     A.   APPROVAL OF ACTIVITIES OUTSIDE OF PIMCO

          1. You may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than PIMCO or a fund for which PIMCO is an adviser (whether or not that business organization is publicly traded) unless you have received the prior written approval from PIMCO's General Counsel.

          2. Without prior written approval, you may not provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization (other than a trust or foundation established by you or an Immediate Family Member) or enter into any agreement to be employed or to accept compensation in any form (e.g., in the form of commissions, salary, fees, bonuses, shares or contingent compensation) from any person or entity other than PIMCO or one of its affiliates.

CODE OF ETHICS                                                      (PIMCO LOGO)

          3. PIMCO's General Counsel may approve such an outside activity if he or she determines that your service or activities outside of PIMCO would not be inconsistent with the interests of PIMCO and its Clients. If you are permitte to serve on the board of a publicly traded entity, you will be isolated from those officers and employees who make investment decisions with respect to the securities of that entity, through an "Ethical Wall" or other procedures.

VII. INDEPENDENT CONTRACTORS

Persons who are not Employees but who have access to current information regarding Client trading (such as independent contractors) are considered "Employees" for purposes of this Code. The Compliance Officer may exempt such persons from any requirement hereunder if the Compliance Officer determines that such exemption would not have a material adverse effect on any Client account.

CODE OF ETHICS                                                      (PIMCO LOGO)

                                   APPENDIX I

                                    GLOSSARY

The following definitions apply to the capitalized terms used in this Code:

APPROVED BROKER - means a broker-dealer approved by the Compliance Officer. The list of Approved Brokers for each PIMCO location is found at the link listed below or can be obtained from the Compliance Officer.

http://us-pimcopal/sites/pimco/Departments/Department_code.aspx

AUTOMATIC INVESTMENT PLAN - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

BENEFICIAL OWNERSHIP - means when a person has or shares direct or indirect pecuniary interest in accounts or securities. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, unless specifically excepted by a Compliance Officer, an interest in a Security held by: (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a partnership in which you or an Immediate Family Member holds a controlling interest and with respect to which Security you or an Immediate Family Member has investment discretion, (4) a limited liability company in which you are a managing member, (5) a limited liability company in which you or an Immediate Family Member holds a controlling interest and with respect to which Security you or an Immediate Family Member has investment discretion, (6) a trust in which you or an Immediate Family Member has a vested interest or serves as a trustee with investment discretion, (7) a closely-held corporation in which you or an Immediate Family Member holds a controlling interest and with respect to which Security you or an Immediate Family Member has investment discretion, or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or an Immediate Family has a substantial economic interest.

CLIENT - means any person or entity to which PIMCO provides investment advisory services.

IMMEDIATE FAMILY MEMBER OF AN EMPLOYEE - means: (1) any of the following persons sharing the same household with the Employee: a person's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law;
(2) any person sharing the same household with the Employee that holds an account in which the Employee is a joint owner or listed as a beneficiary; or
(3) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and the financial support of such person.

INITIAL PUBLIC OFFERING - means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

PERSONAL BROKERAGE ACCOUNT - means (1) any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which an Employee has any direct or indirect beneficial interest, including Personal Brokerage Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term "Personal Brokerage Accounts" also includes among others:

     (i)  Trusts for which the Employee acts as trustee, executor or custodian;

     (ii) Accounts of or for the benefit of a person who receives financial support from the Employee; and

     (iii) Accounts of or for the benefit of an Immediate Family Member.

CODE OF ETHICS                                                      (PIMCO LOGO)

PIMCO - means "Pacific Investment Management Company LLC".

PORTFOLIO PERSON - means an Employee, including a portfolio manager with respect to an account, who: (1) provides information or advice with respect to the purchase or sale of a Security, such as a research analyst, or (2) helps execute a portfolio manager's investment decisions. Generally, a Portfolio Person with respect to a Client trade includes the generalist portfolio manager for the Client, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, and any research analyst that played a role in researching or recommending a particular security.

PRIVATE PLACEMENT - means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933, including hedge funds or private equity funds or similar laws of non-U.S. jurisdictions.

SECURITIES LAWS - means the securities laws of any jurisdiction applicable to any Employee, including for any employee located in the U.S. or employed by PIMCO, the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury.

CODE OF ETHICS                                                      (PIMCO LOGO)

                                   APPENDIX II
                         (AS ADOPTED AS OF MAY 1, 2009)

                            PIMCO COMPLIANCE OFFICERS

                                  DAVID FLATTUM
                                 General Counsel

                                 JENNIFER DURHAM
                            Chief Compliance Officer

                                  STEVEN LUDWIG
                         Deputy Chief Compliance Officer

                                KEVIN BROADWATER
                         Senior Vice President-Attorney